JOHN  WILEY  &  SONS,  INC.

FY 2012  EXECUTIVE  ANNUAL  STRATEGIC  MILESTONES  INCENTIVE  PLAN

ADMINISTRATIVE  DOCUMENT

CONFIDENTIAL

MAY 1, 2011

   I.           DEFINITIONS

Following are definitions for words and phrases used in this document.  Unless the context clearly indicates otherwise, these words and phrases are considered to be defined terms and appear in this document in italicized print:

base salary   The participant's base salary as of July 1, 2011, or the date of hire or promotion into the plan, if later, adjusted for any amount of time the participant may not be in the plan for reasons of hire, death, disability, retirement and/or termination.

Company    John Wiley & Sons, Inc.

Executive Compensation and Development Committee (Committee) The committee of the Company's Board of Directors responsible for the review and approval of executive compensation.  The Committee was previously known as the Compensation Committee.

participant   A person selected to participate in the plan.

payout   Actual gross dollar amount paid to a participant under the plan, if any, for achievement of strategic milestones, as further discussed in this plan.

payout factor   Percentage of strategic milestones deemed achieved, applied to the target incentive amount, used to determine the payout for which a participant is eligible.

plan   The Company's Fiscal Year 2012 Executive Annual Strategic Milestones Incentive Plan described in this document and any written amendments to this document.

plan year   The twelve month period from May 1, 2011 to April 30, 2012, or a portion of this period, at the discretion of the Committee.

strategic milestone   A participant's objective to achieve specific results for FY 2012, including interim revised strategic milestones, if any, as approved and communicated in writing, as described in Sections IV and V below.  Strategic milestones are leading indicators of performance.

target incentive amount   The amount, if any, that a participant is eligible to receive if he/she achieves 100% of his/her strategic milestones.

target incentive percent   The percent applied to the participant's total annual incentive opportunity to determine the target incentive amount for this plan. Generally, for the plan year 2012, the target incentive percent for this plan is 25%.

total annual incentive opportunity The total target amount a participant is eligible to receive from all annual incentive plans, including this plan.

summary evaluation levels

threshold   The minimum acceptable level of achievement of strategic milestones.  If threshold performance is achieved against all strategic milestones, a participant may earn 25% of the target incentive amount for which he/she is eligible.

target   Achievement in aggregate of target strategic milestones.  Each individual strategic milestone is set at a level that is both challenging and achievable.  If target performance is achieved against all strategic milestones, a participant may earn 100% of the target incentive amount for which he/she is eligible.

outstanding   Superior achievement of strategic milestones, both in quality and scope, with limited time and resources.  If outstanding performance is achieved against strategic milestones, the maximum amount a participant may earn is 200% of the target incentive amount for which he/she is eligible.

II.           PLAN OBJECTIVES

The purpose of the FY 2012 Executive Annual Strategic Milestones Incentive Plan is to enable the Company to reinforce and sustain a culture devoted to excellent performance, reward significant contributions to the success of Wiley, and attract and retain highly qualified executives.

III.           ELIGIBILITY

A participant is selected by the President and CEO and recommended for participation to the Committee, which has sole discretion for determining eligibility, from among those colleagues in key management positions deemed able to make the most significant contributions to the growth and profitability of the Company.  The President and CEO of the Company is a participant.

IV.           PERFORMANCE OBJECTIVES AND MEASUREMENT

A.
Strategic milestones are non-financial individual objectives over which the participant has a large measure of control, which lead to, or are expected to lead to, improved performance for the Company in the future.  Strategic milestones are determined near the beginning of the plan year by the participant, and approved by President and CEO or the participant's manager, if the President and CEO is not the participant's manager.

B.	The strategic milestones for the President and CEO are reviewed and approved by the Committee.

C.
The strategic milestones for the President and CEO should be appropriately reflected in those of all other colleagues at all levels.  Each participant collaborates with his/her manager in setting strategic milestones.  The strategic milestones may be revised during the plan year, as appropriate.

D.
The determination of strategic milestones includes defining a target level of performance and the measure of such, and may include defining threshold and outstanding levels of performance and the measures of such.

V.           PERFORMANCE EVALUATION

A.	Achievement of a participant's strategic milestones will be determined at the end of the plan year by comparing results achieved to previously set objectives.

B.
The President and CEO will recommend for each participant a summary evaluation level and a payout factor for achievement of all strategic milestones, by comparing results achieved to the previously set objectives.  In determining the payout factor, the overall performance on all strategic milestones will be considered.  The Committee will approve the payout factor for all participants.

Summary evaluation levels and related payout factors are as follows:

Summary Evaluation	Payout factor range
< Threshold	0
Threshold	25% - <35%
> Threshold	≥35% - <50%
< Target	≥50% - <90%
Target	≥90% - ≤110%
> Target	>110% - <150%
< Outstanding	≥150% - <175%
Outstanding	≥175% - 200%

C.	Award Determination

STRATEGIC MILESTONES PAYOUT AMOUNT

total annual incentive opportunity X target incentive percent X payout factor

= Strategic Milestones Payout Eligibility

1.	Notwithstanding anything to the contrary, the maximum payout, if any, a participant may receive is 200% of the target incentive amount.

2.
The foregoing strategic milestones payout eligibility calculation is intended to set forth general guidelines on how awards are to be determined.  The purpose of this plan is to motivate the participant to perform in an outstanding manner.  The President and CEO has discretion under this plan to take into consideration the contribution of the participant, the participant's management of his/her organizational unit and other relevant factors, positive or negative, which impact the Company's, the participant's organizational unit(s), and the participant's performance overall in determining whether to recommend granting or denying an award, and the amount of the award, if any.  If the participant is the President and CEO, such discretion is exercised by the Committee.

VI.           PAYOUTS

A.	Payouts will be made within 90 days after the end of the plan year.

B.
In the event of a participant's death, disability, retirement or leave of absence prior to the end of the plan year, the payout, if any, will be recommended by the President and CEO to the Committee which shall have sole authority for approval of the payout.

C.
A participant who resigns, or whose employment is terminated by the Company, with or without cause, before the end of the plan year, will not receive a payout.  Exception to this provision shall be made with the approval of the Committee, in its sole discretion.

D.
A participant who transfers between businesses of the company, will have his/her payout prorated to the nearest fiscal quarter for the time spent in each business, based on the achievement of strategic milestones established for the position in each business, and based upon a judgment of the participant's contribution to the achievement of goals in each position, including interim revisions, if appropriate.

E.
A participant who is appointed to a position with a different target incentive percent will have his/her payout prorated to the nearest fiscal quarter for the time spent in each position, based on the achievement of  strategic milestones established for each position.

F.
A participant who is hired or promoted into an eligible position during the plan year may receive a prorated payout as determined by the President and CEO, in his/her sole discretion, subject to the approval of the Committee.

VII.           ADMINISTRATION AND OTHER MATTERS

A.	The plan is effective for the plan year. It will terminate, subject to payout, if any, in accordance with and subject to the provisions of this plan.

B.
This plan will be administered by the President and CEO, who will have authority to interpret and administer this plan, including, without limitation, all questions regarding eligibility and status of the participant, subject to the approval of the Committee.

C.
In the event that the Company is required to file a restatement of its financial results due to fraud, gross negligence or intentional misconduct by one or more employees, and/or material non-compliance with Securities laws, the Company will require reimbursement of any annual incentive compensation awarded to all participants in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results, for the fiscal year in which the restatement was required, to the full extent required or permitted by law.

If a participant is directly responsible for or involved in fraud, gross negligence or intentional misconduct that causes the Company to file a restatement of its financial results, the Company will require reimbursement of all annual incentive compensation awarded to such participant, for the fiscal year in which the restatement was required, to the full extent required or permitted by law.

D.	This plan may be withdrawn, amended or modified at any time, for any reason, in writing, by the Company.

E.
The determination of an award and payout under this plan, if any, is subject to the approval of the President and CEO and the Committee.  This plan does not confer upon any participant the right to receive any payout, or payment of any kind whatsoever.

F.	No participant shall have any vested rights under this plan. This plan does not constitute a contract.

G.	All deductions and other withholdings required by law shall be made to the participant's payout, if any.